Exhibit 14.1
Yield10 Bioscience, Inc.
Code of Business Conduct and Ethics

Introduction

Purpose and Scope
The Board of Directors of Yield10 Bioscience, Inc. (together with its subsidiaries, the “Company”) established this Code of Business Conduct and Ethics to aid the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.
The Company’s Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our Chief Accounting Officer has been appointed the Company’s Compliance Officer under this Code.
The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer or the Company’s Chief Executive Officer.
Contents of this Code
This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and adjudicated. This second section also contains a discussion about waivers of and amendments to this Code.
A Note About Other Obligations
The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers and employees in the conduct of its business.

Standards of Conduct
Conflicts of Interest
The Company recognizes and respects the right of its directors, officers and employees (“Associates”) to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that Associates must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.
A “conflict of interest” occurs when an Associate’s personal interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when an Associate takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when an Associate or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the Associate’s position with the Company. Each Associate’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.
Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he deems appropriate. Actual or potential conflicts of interest involving an Associate director should be disclosed directly to the Chairman of the Board of Directors.
Factors that may be considered in evaluating a potential conflict of interest are, among other things:

•	whether it may interfere with the Associate’s job performance, responsibilities or morale;

•	whether the Associate has access to confidential information;

•	whether it may interfere with the job performance responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on the Company’s business;

•	any potential adverse or beneficial impact on our relationships with the Company’s customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the Associate;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of Company’s customers; suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.
The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interest:

•
Employment by (or consulting for) or service on the board of a competitor, customer, supplier, or other service provider. “Moonlighting” does not necessarily create a conflict of interest, if such activities do not interfere with the performance of duties for the Company. However, any activity that enhances or supports the position of a competitor to the detriment of the Company, including employment by or service on the board of a competitor, is prohibited. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and must be approved by the Compliance Officer prior to acceptance.

•
Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with the Company. In addition to the factors described above, factors to be considered in evaluating ownership for conflicts of interest include the size and nature of the investment; the nature of the relationship between the Company and the other entity; the Associate’s access to confidential information, and their ability to influence Company decisions.

•
Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with the Company. Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Associates should not accept gifts, services, travel or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties for the Company. Gifts and entertainment should not be offered, provided or accepted unless consistent with customary business practices and not (a) excessive in value, (b) in cash or cash equivalents, (c) susceptible of being construed as a bribe or kickback, or (d) in violation of any laws. This principle applies to the Company’s transactions everywhere in the world, even where the practice is considered “a way of doing business.” An Associate who is uncertain about the appropriateness or acceptability of a particular gift should consult with the Compliance Officer, who may seek guidance from the Nominating and Corporate Governance Committee.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with the Company.

•
Conducting Company business transactions with a family member, significant other, or person who shares a household with an Associate. Related-party transactions must be approved by the Nominating and Corporate Governance Committee and will be publicly disclosed to the extent required by applicable laws and regulations.

•
Exercising supervisory or other authority (directly or indirectly) on behalf of the Company over a co-worker who is also a family member. No family member of a Director or executive officer should be employed by the Company. Human Resources should be notified of any relationship between non-executive employees. No employee should be in a position of exercising supervisory or other authority (directly or indirectly) on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Compliance Officer may consult with Human Resources to assess the advisability of reassignment.
Compliance with Laws, Rules and Regulations
The Company seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No Associate shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day company duties, nor shall any Associate instruct others to do so.
Protection and Proper Use of the Company’s Assets
Loss, theft and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Associates are expected to protect the Company’s assets that are entrusted to them and to protect the Company’s assets in general. Associates are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.
Corporate Opportunities
Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each Associate is prohibited from:

•
diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company,

•	using the Company’s property or information or his or her position for improper personal gain, or

•	competing with the Company.
Confidentiality
Confidential information generated and gathered in the Company’s business plays a vital role in its business, prospects and ability to compete. “Confidential information” includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Associates may not disclose or distribute the Company’s confidential information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Associates shall use confidential information solely for legitimate company purposes. Associates must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by or to otherwise serve the Company.
Fair Dealing
Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-

term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that Associates must endeavor to deal ethically and lawfully with the Company’s customers, suppliers, competitors and employees in all business dealings on the Company’s behalf. No Associate should take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.
Accuracy of Records
The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No Associate may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no Associate may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.
Quality of Public Disclosures
The Company is committed to providing its stockholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s Disclosure Committee, along with senior management, is primarily responsible for monitoring the Company’s public disclosure.
Compliance Procedures
Communication of Code
All Associates will be supplied with a copy of the Code upon the later of the adoption of the Code and beginning service at the Company. Updates of the Code will be provided from time to time. A copy of the Code is also available to all Associates by requesting one from the Compliance Officer or by accessing the Company’s website at www.yield10bio.com.
Monitoring Compliance and Disciplinary Action
The Company’s management, under the supervision of its Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.
Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.
The Company’s management shall periodically report to the Nominating and Corporate Governance Committee on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.
Reporting Concerns/Receiving Advice
Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Compliance Officer or to make a report through the Company’s Hotline.
Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer.
Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

•
By writing (which may be anonymous) to the Compliance Officer either by facsimile to 617-583-1767 (Attn: Compliance Officer) or by U.S. mail to Yield10 Bioscience, Inc., 19 Presidential Way, Woburn, MA 01801, Attn: Compliance Officer;

•	By e-mail to complianceofficer@yield10bio.com (anonymity cannot be maintained); or

•
By phoning an off-site Hotline voicemail account which the Company has established for receipt of questions and reports of potential violations of the Code. The off-site voicemail account may be reached at 866-553-4729 and calls may be made anonymously as set forth below under “Reporting; Anonymity; Retaliation”.

Reporting Accounting and Similar Concerns. Any concerns or questions regarding any potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee. Officers and employees may communicate with the Audit Committee:

•	by phoning the Hotline at 866-553-4729.

•	by mail, addressed to “Audit Committee Chairman, Yield10 Bioscience, Inc., 19 Presidential Way, Woburn, MA 01801.”
Officers and employees may use the above methods to communicate anonymously with the Audit Committee.
Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner. Further, employees should not use the off-site voicemail account to report grievances that do not involve the Code or other ethics-related issues.
Reporting; Anonymity; Retaliation. When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.
If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event a report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, an anonymous report should provide as much detail as is reasonably necessary to permit the Company to perform an evaluation and, if appropriate, conduct an appropriate investigation.
No Retaliation
The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.
Waivers and Amendments
No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s stockholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.
All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

/s/ Oliver Peoples	December 3, 2018
Oliver Peoples President and Chief Executive Officer	Date